Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, President and CEO
1515 Arapahoe Street		Nancy Buese, Senior VP and CFO
Tower 2, Suite 700		Andy Schroeder, VP of Finance/Treasurer
Denver, CO 80202	Phone:	(866) 858-0482 Fax: (303) 925-9308
	E-mail	investorrelations@markwest.com
	Website:	www.markwest.com

MarkWest Energy Partners Reports First Quarter 2008 Financial Results
Record $55 Million of Cash Available for Distribution to Common Unitholders

DENVER—May 12, 2008—MarkWest Energy Partners, L.P. (NYSE: MWE) (the “Partnership”) today reported record cash available for distribution to common unitholders, or distributable cash flow (DCF), of $55.1 million for the three months ended March 31, 2008.  As a Master Limited Partnership, cash distributions to common unitholders are largely determined based on DCF.  A reconciliation of DCF to net income before tax, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

The Partnership reported net income of $19.2 million for the three months ended March 31, 2008, compared to net income of $1.0 million for the three months ended March 31, 2007.  The financial statements for all prior periods reflect the redemption and merger with MarkWest Hydrocarbon that closed on February 21, 2008.  Net income for the three months ended March 31, 2008 and 2007, includes $0.6 million and $25.4 million, respectively, of non-cash costs associated with the mark-to-market of derivative instruments and compensation expense.

On April 24, 2008, the board of directors of the general partner of MarkWest Energy Partners increased the Partnership’s quarterly cash distribution to $0.60 per common unit for the first quarter of 2008, an increase of $0.09 per common unit, or 17.7 percent, over the distribution in the first quarter of 2007, and an increase of $0.03 per common unit, or 5.3 percent, over the distribution in the fourth quarter of 2007.  The first quarter 2007 distribution will be paid on May 15, 2008, to unitholders of record on May 5, 2008.

“We are off to a strong start in 2008, with solid financial results in the first quarter that are consistent with our objective of delivering superior and sustainable distribution growth,” stated Frank Semple, President and Chief Executive Officer.  “During the first quarter we completed the merger with MarkWest Hydrocarbon, which eliminated the significant burden of the incentive distribution rights being paid to the general partner.  Going forward, all of the distributable cash flow generated by the partnership will be available for distribution to the common unitholders.  This strategic transaction is immediately accretive and will result in a much more efficient and competitive company.  In addition, we are very pleased with the growth in distributable cash flow driven by the continued strong performance of our core assets.  This performance allowed for a 5.3 percent increase in distributions to our common unitholders and provided a conservative distribution coverage ratio of 1.6 times.  The first quarter distribution growth and strong coverage ratio reinforce the positive benefits of the merger.”

“We are also pleased with the successful execution of our recent capital markets transactions,” continued Mr. Semple.  “The addition of $660 million of new debt and equity fully funds our 2008 capital requirements and provides liquidity to aggressively pursue new projects beyond our current $400 million capital program.  Looking ahead, we have a strong team with a proven track record of customer service, solid operations, and business development, and our first quarter results position us well for an exceptional year in 2008, including double-digit annualized distribution growth for our unitholders.”

FIRST QUARTER 2008 HIGHLIGHTS

Business Development

•                  On January 28, 2008, the Partnership announced plans to construct the Arkoma Connector Pipeline to accommodate the rapidly expanding Woodford Shale gas volumes from acreage dedicated to MarkWest by its producer customers in Southeast Oklahoma.  The 600 million cubic feet per day interstate pipeline is expected to be completed in the first half of 2009 and will connect the Partnership’s Woodford Shale gathering system to an interconnect with the Midcontinent Express Pipeline (MEP) at Bennington, Oklahoma.

•                  In conjunction with the announcement of the Arkoma Connector Pipeline, the Partnership announced it entered into an option agreement with Kinder Morgan Partners, LP and Energy Transfer Partners, LP, the 50/50 joint venture partners in MEP.  The option agreement provides the Partnership the right to acquire 10 percent of the equity of MEP after construction is completed and the pipeline is placed into service.  MEP is a 500-mile, 1.5 billion cubic feet per day interstate natural gas pipeline system that extends from southeast Oklahoma to an interconnect with Transco Pipeline in Butler, Alabama.

•                  The Partnership announced today that it increased its ownership interest in Centrahoma Processing LLC (“Centrahoma”) to 40 percent for $12.0 million.  On March 1, 2008, MarkWest acquired its initial 20 percent interest in Centrahoma for $11.6 million.  Centrahoma includes two cryogenic gas processing plants located in Southeast Oklahoma.  These plants are currently operating near their capacity of 100 million cubic feet per day of hydrocarbon-rich gas from the rapidly expanding Woodford Shale play.

Merger with MarkWest Hydrocarbon

•                  On February 21, 2008, the Partnership merged with MarkWest Hydrocarbon, Inc.  The merger lowered the Partnership’s cost of equity capital due to the elimination of the incentive distribution rights, simplified corporate governance, and allows management to focus on driving value for one set of public equity owners.

Financial Performance

•                  Segment operating income for the first quarter of 2008 increased by $50.6 million compared to the same period of 2007.  The increase was primarily attributable to:

•                  An increase of $27.7 million in segment operating income for the Southwest segment.  The increase was due, in part, to higher volumes in East Texas and in Oklahoma as the Partnership continues to increase its gathering presence primarily in southeast Oklahoma where volumes quadrupled.  Higher NGL prices also significantly contributed to the increase in segment operating income in the quarter.

•                  An increase of $19.3 million in segment operating income for the Northeast segment.  This segment includes the results from Hydrocarbon, and was benefited by higher NGL prices, offset in part by lower volumes quarter over quarter.

•                  An increase of $3.6 million in segment operating income within the Gulf Coast segment.  The increase was due to higher product prices and increased inlet volumes at the Partnership’s Javelina facility.

•                  Realized losses on derivative instruments, which are not included in segment operating income, were $19.1 million in the first quarter of 2008, compared to realized gains on derivative instruments of $4.9 million in the first quarter of 2007.  The change of $24.0 million is due to the significant increase in the price of crude oil and NGLs in the first quarter of 2008 compared to the first quarter of 2007.

•                  Selling, general and administrative expenses increased $1.9 million in the first quarter compared to the prior year quarter.  Non-cash SG&A expenses decreased $3.3 million compared to the prior year quarter, offset by an increase in cash-related SG&A expenses of $5.2 million.  A portion of the increase in cash-related expenses is attributable to professional fees and consulting services related to the redemption and merger transaction with MarkWest Hydrocarbon, with the balance of the increase costs incurred to support the Partnership’s growth.

Growth Capital Expenditures

•                  In the first quarter of 2008, expenditures for growth capital projects totaled approximately $85.2 million, an increase of $30.9 million compared to the first quarter of 2007.  This increase was largely attributable to the commencement of previously announced growth capital projects, including expansion of the Partnership’s gas gathering, processing, and fractionation capacity in Western Oklahoma, Southeast Oklahoma, East Texas, and the Appalachian region, and increasing the Partnership’s capacity to deliver high-purity hydrogen to refinery customers at its Javelina facility.

2008 DCF AND GROWTH CAPITAL FORECAST

                For 2008, the Partnership increased its forecast of DCF allocable to common unitholders from a range of $170 million to $190 million to a range of $180 million to $200 million.

The Partnership increased its 2008 capital expenditure forecast from a range of $350 million to $400 million to a range of $375 million to $425 million to fund newly identified organic growth projects.  Maintenance capital for 2008 is currently forecasted in a range of approximately $5 million to $8 million.

In April 2008 the Partnership completed a public equity offering of 5.75 million common units at $31.15 and a private placement of $500 million of 8.75% senior unsecured notes due 2018.  The net proceeds from these transactions of approximately $660 million were used to retire the Partnership’s $225 million term loan and pay down the $83 million outstanding under the Partnership’s $350 million revolving credit facility.  The remaining net proceeds will be used to fully fund the Partnership’s 2008 growth capital program and provide liquidity to pursue future growth projects.  Following the above capital markets transactions, Standard and Poor’s raised its rating on the Partnership’s $1 billion senior unsecured notes to B+ from B.

CONFERENCE CALL

The Partnership will host a conference call and webcast on Tuesday, May 13, 2008, at 4:00 p.m. Eastern Time to review its first quarter 2008 financial results.  Interested parties can participate in the call by dialing (888) 928-9510, passcode “MarkWest”, approximately ten minutes prior to the scheduled start time.  A replay of the call will be available through Tuesday, May 27, 2008, by dialing (866) 489-3821, no passcode required.  To access the webcast, please visit the Investor Relations section of the Partnership’s website at www.markwest.com.

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MarkWest Energy Partners, L.P. (NYSE:MWE) is a growth-oriented master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwestern and Gulf Coast regions of the United States and is the largest natural gas processor in the Appalachian region.  The primary business strategy of MarkWest is to provide outstanding customer service at competitive rates and to expand its assets and cash flow available for distribution through a balanced combination of organic growth projects and selective acquisitions.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements.  Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in our Annual Report on Form 10-K, as amended,  for the year ended December 31, 2007, as filed with the SEC.  You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  We do not undertake any duty to update any forward-looking statement except as required by law.

MarkWest Energy Partners, L.P.

Financial Statistics

(Unaudited, in thousands, except per unit data)

	Three months ended March 31,
	2008	2007
Statement of Operations Data
Revenue:
Segment revenue	$285,042	$191,620
Derivative loss	(46,250)	(13,909)
Total revenue	238,792	177,711

Operating expenses:
Purchased product costs	154,935	122,057
Derivative gain related to purchased product costs	(31,997)	(1,627)
Facility expenses	22,666	12,495
Derivative gain related to facility expenses	(43)	(433)
Selling, general and administrative expenses	22,461	20,570
Depreciation	14,525	8,174
Amortization of intangible assets	6,849	4,168
Loss on disposal of property, plant and equipment	3	145
Accretion of asset retirement obligations	32	27
Total operating expenses	189,431	165,576

Income from operations	49,361	12,135

Other income (expense):
Earnings from unconsolidated affiliates	1,551	1,767
Interest income	514	2,396
Interest expense	(11,149)	(9,414)
Amortization of deferred financing costs (a component of interest expense)	(1,043)	(720)
Miscellaneous expense	(33)	(750)
Income before non-controlling interest in net income of consolidated subsidiary and provision for income tax	39,201	5,414
Non-controlling interest in net income of consolidated subsidiary	3,393	(3,960)
Income before provision for tax	42,594	1,454
Provision for income tax (expense) benefit:
Current	(10,767)	(801)
Deferred	(12,676)	304
Total provision for income tax	(23,443)	(497)

Net income	$19,151	$957

Net income per unit (1):
Basic	$0.55	$0.04
Diluted	$0.54	$0.04

Weighted average number of outstanding units (1):
Basic	34,910	22,836
Diluted	35,185	22,943

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$123,228	$56,600
Investing activities	(342,095)	(55,033)
Financing activities	211,172	32,418

Other Financial Data
Distributable cash flow	$55,111

	March 31, 2008	December 31, 2007
Balance Sheet Data
Working capital	$(68,833)	$21,932
Total assets	2,170,576	1,524,695
Total debt	796,120	552,695
Total capital	941,555	39,391

(1)  All unit and per unit data has been adjusted to reflect the 1.9051 exchange ratio to give the effect to the redemption and merger between MarkWest Hydrocarbon, Inc. and MarkWest Energy Partners, L.P. on February 21, 2008.

MarkWest Energy Partners, L.P.

Operating Statistics

	Three months ended March 31,
	2008	2007
Southwest
East Texas
Gathering systems throughput (Mcf/d)	422,100	401,400
NGL product sales (gallons)	44,483,400	41,788,000

Oklahoma
Foss Lake gathering system throughput (Mcf/d)	103,800	95,200
Woodford gathering system throughput (Mcf/d)	205,500	51,200
Grimes gathering system throughput (Mcf/d)	13,200	12,700
Arapaho NGL product sales (gallons)	22,020,300	20,524,000

Other Southwest
Appleby gathering system throughput (Mcf/d)	61,000	51,100
Other gathering systems throughput (Mcf/d)	9,300	12,500

Northeast
Appalachia (1)
Natural gas processed for a fee (Mcf/d)	210,800	203,400

Keep whole sales (gallons)	49,047,900	51,075,000
Percent of proceeds sales (gallons)	11,103,600	11,409,000
Total NGL product sales (gallons) (2)	60,151,500	62,484,000

Michigan
Natural gas processed for a fee (Mcf/d)	2,800	6,000
NGLs product sales (gallons)	455,300	1,125,000
Crude oil transported for a fee (Bbl/d)	13,600	14,200

Gulf Coast
Javelina
Natural gas processed for a fee (Mcf/d)	128,100	119,300
NGLs fractionated for a fee (Bbl/d)	25,300	25,000

(1) Includes throughput from Kenova, Cobb, and Boldman processing plants.

(2) Represents sales at the Siloam fractionator.

MarkWest Energy Partners, L.P.

Segment Operating Income and Reconciliation to Net Income

(Unaudited, in thousands)

Three months ended March 31, 2008:	Southwest	Northeast	Gulf Coast	Total
Revenue	$158,076	$103,804	$23,162	$285,042

Operating expenses:
Purchased product costs	92,638	62,297	—	154,935
Facility expenses	13,875	4,782	3,827	22,484
Operating income before items not allocated to segments	$51,563	$36,725	$19,335	$107,623

Three months ended March 31, 2007:	Southwest	Northeast	Gulf Coast	Total
Revenue	$100,605	$76,156	$14,859	$191,620

Operating expenses:
Purchased product costs	67,331	54,726	—	122,057
Facility expenses	9,363	4,034	(902)	12,495
Operating income before items not allocated to segments	$23,911	$17,396	$15,761	$57,068

	Three months ended March 31,
	2008	2007

Total segment revenue	$285,042	$191,620
Derivative loss not allocated to segments	(46,250)	(13,909)
Total revenue	$238,792	$177,711

Operating income before items not allocated to segments	$107,623	$57,068
Derivative loss not allocated to segments	(14,210)	(11,849)
Compensation expense included in facility expenses not allocated to segments	(182)	—
Selling, general and administrative expenses	(22,461)	(20,570)
Depreciation	(14,525)	(8,174)
Amortization of intangible assets	(6,849)	(4,168)
Loss on disposal of property, plant and equipment	(3)	(145)
Accretion of asset retirement obligations	(32)	(27)
Income from operations	49,361	12,135

Earnings from unconsolidated affiliates	1,551	1,767
Interest income	514	2,396
Interest expense	(11,149)	(9,414)
Amortization of deferred financing costs	(1,043)	(720)
Miscellaneous expense	(33)	(750)
Income before non-controlling interest in net income of consolidated subsidiary and provision for income tax	$39,201	$5,414

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(Unaudited, in thousands)

Three months ended March 31,
2008

Income before provision for income tax	$42,594
Depreciation, amortization and accretion	21,406
Amortization of deferred financing costs	1,043
Non-cash earnings from unconsolidated affiliates	(1,551)
Distributions from unconsolidated affiliates	2,170
Non-cash compensation expense	5,474
Non-cash derivative activity	(4,893)
Provision for income tax - current	(10,767)
Other	1,031
Maintenance capital expenditures	(1,396)
Distributable cash flow allocable to common units	$55,111

Maintenance capital expenditures	$1,396
Growth capital expenditures	73,590
Total capital expenditures	$74,986

Distributable cash flow allocable to common units	$55,111
Maintenance capital expenditures	1,396
(Increase) decrease in receivables	(19,494)
(Increase) decrease in inventories	23,299
(Increase) decrease in other assets	26,662
Increase (decrease) in accounts payable, accrued liabilities and other long-term liabilities	39,359
Other	(3,105)
Net cash provided by operating activities	$123,228